Exhibit 12.1

COMPUTATION OF RATION OF EARNINGS TO FIXED CHARGES

(dollars in thousands, except ratios)

								Predecessor		Successor
	Fiscal Year Ended December 31,							For the Period January 1, 2003 through October 20, 2003		For the Period October 21, 2003 through December 31, 2003		Six Months Ended June 30,
	1999		2000	2001		2002						2003		2004
EARNINGS
Income from continuing operations	$4		$(6,787)	$6,427		$22,608		$23,806		$2,050		$17,484		$14,414
Fixed charges	3,097		4,583	4,018		3,120		2,016		3,703		1,249		9,481
Earnings before fixed charges	3,101		(2,204)	10,445		25,728		25,822		5,753		18,733		23,895
FIXED CHARGES
Interest expense	2,761		4,252	3,585		2,574		1,422		3,217		964		7,977
Amortization of deferred debt issuance costs	84		119	198		301		267		391		166		1,244
Capitalized interest	0		0	0		0		0		0		0		0
Interest portion of rent expense	252		212	234		245		327		95		119		260
Fixed charges	3,097		4,583	4,018		3,120		2,016		3,703		1,249		9,481
Ratio of earnings to fixed charges	1.0	x	—	2.6	x	8.2	x	12.8	x	1.6	x	15.0	x	2.5	x
Amount of fixed charges not covered by earnings	—		2,204	—		—		—		—		—		—